Exhibit 11

10b5-1 Plan

10b5-1 STOCK TRADING PLAN

SECTION I	2

STOCK TRADING PLAN OVERVIEW	2

SECTION II	4

Equity Information	4
CLIENT	4

SECTION III	5

Share Trading Instructions	5

SECTION IV	6

Notices, Signatures and Acknowledgements	6
CLIENT	6
GS ENTITY	7

SECTION V	8

REPRESENTATIONS, WARRANTIES AND COVENANTS	8
COMPLIANCE WITH RULE 144	10
PLAN TERMS AND CONDITIONS	11

ANNEXES	14

ANNEX A: TERMINATION NOTICE	14
ANNEX B: CONVERSION PACKET	15

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10b5-1 Plan

SECTION I

STOCK TRADING PLAN OVERVIEW

This Stock Trading Plan (the “Plan”) is entered into between the parties below for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). “Broker” shall mean Goldman Sachs & Co. LLC.

Referred to hereinafter, individually and collectively, as the “Client”:

Bloom Retirement Holdings Inc.

Referred to hereinafter as the “Issuer”:	Finance of America Companies Inc.
Bloomberg Ticker:	FOA

Additional Issuer Details:	☑	Issuer is a shell company or former shell company (as defined under Rule 144(i)(1))
	☐	Foreign Private Issuer

Goldman Sachs Entity (“GS Entity”):	☑	Goldman Sachs & Co. LLC (“GS & Co.”)
	☐	Goldman Sachs (Asia) LLC (“GSALLC”)
	☐	Goldman Sachs (Singapore) Pte (“GSSP”)
	☐	Goldman Sachs International (“GSI”)
	☐	Goldman Sachs Bank AG (“GSBZ”)
	☐	Goldman Sachs Bank Europe SE (“GSBE”)

GS Entity will be responsible for effecting one or more transactions in Client’s securities (the “Shares”) pursuant to the terms and conditions set forth below. The Client hereby authorizes GS Entity to execute and act through and/or arrange for one or more of its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended), including without limitation, the Broker in effecting the terms of the Plan.

Transaction Side:	☑	Sale
	☐	Purchase

Section 16 Status (more than one box may apply):	☐	Director or officer (as defined in Rule 16a-1(f) under the Exchange Act)
	☐	Shareholder who owns 10% or more of the class of Issuer’s shares represented by the Bloomberg Ticker above

	☑	Not Applicable

Rule 144 Affiliate of Issuer:	☐	Yes. If checked, name of individual(s) bearing Affiliate status:

__________________________________________________
	☐	No: Shares held at least 6 months, but less than 1 year
	☑	No: Shares held at least 1 year
	☐	No:

Total Number of Plan Shares:		650,000
	☐	Plus additional shares to be determined according to SECTIONS II & III

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10b5-1 Plan

Plan Adoption Date:	06-May-2026
First Trade Date:	08-Jun-2026
Plan End Date:	11-Jun-2027
Share Trading Commissions:	10.0 ☑ cents per share ☐ bps

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10b5-1 Plan

SECTION II

Equity Information

CLIENT

Equity Type:	☑	Sale of Long Shares
	☐	Exercise of Stock Options and Same-Day Sale of Underlying Stock
	☐	Sale of Restricted Stock Units (RSUs)
	☐	Sale of Restricted Stock Awards (RSAs)

Client Name	Type	Grant ID	Grant Date	Grant Price	Vest Date	Quantity to Sell
Bloom Retirement Holdings Inc.	Long Shares	-	-	-	-	650,000

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10b5-1 Plan

SECTION III

Share Trading Instructions

Cooling Off Period:	☐	Later of (i) 90 days after adoption of the Plan; or (ii) two business days following the disclosure of the Issuer’s financial results in a Form 10-Q, Form 10-K, Form 20-F, or Form 6-K that discloses the Issuer’s financial results for the completed fiscal quarter in which the Plan was adopted (but, in any event, subject to a maximum of 120 days after adoption of the Plan)
	☑	30 days after the adoption of the Plan

Daily Maximum:	☐	[ ] shares
	☑	[ 6% ] of volume for each limit

Trade Algorithm:	☑	Volume weighted average price (VWAP)
	☐	Time weighted average price (TWAP)
	☐	Volume participation target of [ 6% ] for each limit (Foxtrot)

Carry Over:	☐	Following an Order End Date. Shares that remain unsold from an Order Number shall carry forward to the next Order Entry Date at their original limit prices
	☐	Following an Order End Date. Shares that remain unsold from an Order Number shall NOT carry forward to the next Order Entry Date

Additional Instructions:	☐	Sales of shares effected at a price for which more than one limit price is applicable shall be first allocated to the highest of such limit prices
	☑	Notwithstanding the specified number of shares to be sold, Broker will use commercially reasonable efforts to sell, on any trading day outlined in the table(s) below, a number of shares that is approximately 6% of the reported daily trading volume on such trading day for each limit (the “Trading Volume Requirement”). Client acknowledges and agrees that any failure by Broker to adhere to the Trading Volume Requirement shall not affect the validity of any sales and such sales shall be deemed to be in accordance with the terms of the Plan.

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10b5-1 Plan

SECTION IV

Notices, Signatures and Acknowledgements

CLIENT

Notices

All notices under the Plan shall be provided in writing (including email) as follows, provided Client agrees not to communicate material non-public information in such notice if delivered via email.

All notices to Client under the Plan shall be provided to:

Name	Organization	Title	Email	Telephone
Paul Konovalov	Bloom Retirement Holdings Inc.	Chief Legal Officer	[REDACTED]	[REDACTED]
Reza Jahangiri	Bloom Retirement Holdings Inc.	CEO	[REDACTED]	[REDACTED]

Signature

IN WITNESS WHEREOF, the undersigned have executed this Plan as of the date written by Client below.

Where “Issuer is a shell company or former shell company (as defined under Rule 144(i)(1))” in SECTION I is checked, Client agrees to provide notice to GS Entity in the event Issuer fails to comply with the timely filing of any quarterly or annual reports required by the SEC (“Periodic Reports”), with such notice resulting in a suspension of the Plan pursuant to Section 3.5(c). Without limiting the generality of the exculpation and indemnity provided in 3.9, Client understands and agrees that GS Entity and GS Persons will not be liable or responsible for (i) any sales that fail to comply with Rule 144 due to Issuer’s status as a company described in Rule 144(i)(1) or (ii) any sales that fail to comply with Rule 144 due to a delay or failure by Issuer in the timely filing of Periodic Reports.

By signing the Plan, Client confirms that Client has read and understands all terms and conditions of the Plan, inclusive of the applicable Sections and Annexes, and agrees to be bound by such terms and conditions, and gives all the applicable representations, warranties and covenants contained herein.

CLIENT

Signed: /s/ Paul Konovalov	Print Name: Paul Konovalov
Title: Officer	Date: 06-May-2026

CLIENT

Signed: /s/ Reza Jahangiri	Print Name: Reza Jahangiri
Title: Officer	Date: 06-May-2026

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10b5-1 Plan

GS ENTITY

Notices

All notices under the Plan shall be provided in writing (including email) as follows, provided Client agrees not to communicate material non-public information in such notice if delivered via email.

All notices to GS Entity under the Plan shall be provided to:

Name	Email	Telephone
10b5-1 Team	[REDACTED]	N/A
0054 Rep Team	[REDACTED]	N/A

Signature

IN WITNESS WHEREOF, the undersigned have executed this Plan as of the date written by the Client.

GS Entity

Signed: /s/ Casey Plant	Print Name: Casey Plant
Title: Managing Director	Date: 07-May-2026

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10b5-1 Plan

SECTION V

REPRESENTATIONS, WARRANTIES AND COVENANTS

Client represents and warrants to, and agrees with, GS Entity and Broker as follows:

1.1	As of the date hereof, Client certifies that they are not aware of any material nonpublic information concerning Issuer or its securities, and are not subject to any legal, regulatory, or contractual restriction or undertaking that would prevent GS Entity and/or its affiliates from acting upon the instructions set forth in the Plan. Client further certifies that they are entering into the Plan in good faith, and not as part of a plan or scheme to evade compliance with the federal or state securities laws, and will act in good faith with respect to the Plan.

1.2	Client has not entered and will not enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by the Plan (including, without limitation, with respect to any securities convertible or exchangeable into the Shares). Client has also not entered, and will not enter, into any additional contract, instruction, or plan that would qualify for the affirmative defense under Rule 10b5-1(c)(1) for purchases or sales of the Issuer’s securities on the open market except as permitted pursuant to Rule 10b5-1(c)(1)(ii)(D) and disclosed to GS Entity.

1.3	Client acknowledges GS Entity and/or one of its affiliates, as applicable, may make a market in the Shares and will continue to engage in market-making activities while executing transactions on behalf of Client pursuant to the Plan.

1.4	Client does not have, and shall not attempt to exercise, any influence over how, when, or whether to effect transactions of Shares pursuant to the Plan and Client shall not discuss with GS Entity and its affiliates the timing of the transactions of Shares other than to confirm the trading instructions and describe them if necessary.

1.5	Client agrees to inform GS Entity as soon as possible of any of the following:

a.	Any subsequent restrictions imposed on Client due to changes in the securities (or other) laws or due to other restrictions, regulatory or otherwise, or of any contractual or other restrictions imposed on Issuer that would prevent GS Entity and/or its affiliates or Client from complying with the Plan, and

b.	The occurrence of any event as set forth in the Plan that would cause the Plan to be suspended or terminated under 3.5 or 3.6 of the Plan, respectively.

1.6	Client has consulted with Client’s own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon GS Entity or its affiliates, or any person affiliated with GS Entity and/or its affiliates in connection with, Client’s adoption and implementation of the Plan.

1.7	Other than any requirements set forth herein under 2.1 of the Plan, there are no contractual, regulatory, or other restrictions applicable to the sales of Shares contemplated under the Plan that would interfere with GS Entity’s or Broker’s ability to execute sales and effect delivery and settlement of such sales on behalf of Client, other than restrictions with respect to which the Client has obtained (and provided to GS Entity and Broker) all required consents, approvals and waivers; Client has, or will have, good, valid and marketable title to the Shares to be sold under the Plan, free and clear of all liens, encumbrances or adverse claims.

1.8	Client is solely responsible for, and will make, any required filing under Sections 13(d) or 13(g) of the Exchange Act.

1.9	If Client is subject to the reporting requirements of Section 16 of the Exchange Act:

a.	Client acknowledges that neither Broker nor its affiliates shall have responsibility or liability in connection with filing a Form 4 with the SEC.

b.	[reserved]

1.10	[reserved]

1.11	Client has not entered into a contract, instruction, or plan during the prior 12-month period that was designed to effect the open-market purchase or sale of the securities covered by such prior contract, instruction, or plan, in a single transaction that qualified for the affirmative defense under Rule 10b5-1(c)(1) unless otherwise permitted under Rule 10b5-1(c)(1)(ii)(E).

1.12	Client shall notify Broker immediately in the event that any of the above representations or warranties become inaccurate or untrue, or Client fails to comply with any covenant, prior to the termination of this Plan.

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10b5-1 Plan

1.13	With respect to the limited liability company units of Finance of America Equity Capital LLC (the “Units”), held by Client that are to be converted into shares of Class A Common Stock (the “Stock”) and sold pursuant to the Plan, Client has delivered to Broker all executed conversion notices attached hereto as ANNEX B covering the maximum number of Shares that may be sold hereunder and hereby authorizes Broker to deliver such notices to the Issuer on Client’s behalf prior to the First Trade Date to effectuate such conversions and settle any eventual sales. Client agrees to make appropriate arrangements with the Issuer and its transfer agent to ensure that shares of the Stock received upon conversion shall be delivered to accounts at Broker in the name of and for the benefit of seller. Client acknowledges that there is no assurance that all Units converted into shares of Stock will be sold under the Plan.

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10b5-1 Plan

COMPLIANCE WITH RULE 144

2.1	Client understands and agrees that if Client is or becomes an affiliate or control person for purposes of Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), or if the Shares subject to the Plan are restricted securities subject to limitations under Rule 144, then all sales of Shares under the Plan will be made in accordance with the applicable provisions of Rule 144.

a.	Pursuant to separate authorizations signed by Client, Client authorizes Broker to file on Client’s behalf any Forms 144 necessary to effect sales under the Plan.

b.	If appropriate, Client understands and agrees that Broker will either: (i) make one Form 144 filing at the beginning of each three-month period commencing with the date of the first sale made in connection with the Plan or (ii) file a Form 144 for each sale made in connection with the Plan.

c.	Each Form 144 shall state the following: “The sales of shares set forth herein are made in connection with a selling plan dated [the Plan’s adoption date] that is intended to comply with Rule 10b5-1(c).”

d.	GS Entity or one of its affiliates will (i) conduct sales pursuant to the manner of sale requirements of Rule 144(f) and, if applicable, Rule 144(g), and (ii) comply with the Rule 144(e) volume limitations as if the sales under the Plan were the only sales subject to the volume limitations.

e.	Client agrees not to take any action or to cause or to permit any other person or entity to take any action that would require Client to aggregate sales of Shares subject to the Plan with any other sales of shares as may be required by Rule 144 without advance written notice to Broker/GS Entity; and not to take any action that would cause the sales of Shares under the Plan not to comply with Rule 144.

f.	Client acknowledges that the Plan shall be suspended if GS Entity or Broker becomes aware that any information necessary to file Forms 144 on behalf of Client has changed and that all orders related to sales scheduled to be effected during such suspension shall be deemed to be cancelled and shall not be effected pursuant to this Plan.

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10b5-1 Plan

PLAN TERMS AND CONDITIONS

3.1	Execution, Average Pricing, and Pro Rata Allocation of Transactions

a.	GS Entity will deem all orders as day orders only and not held. A “not held” order permits GS Entity to use reasonable judgment, exercising price and time discretion, as to when to execute the order.

b.	GS Entity or one of its affiliates, as applicable, may execute Client’s order: (i) in a single transaction or multiple transactions during the course of the day, and/or (ii) in aggregate with other orders of Issuer’s securities that may or may not have been adopted pursuant to a Rule 10b5-1 plan.

c.	Where there is more than one Client named on page 1, GS Entity or one of its affiliates, as applicable, may provide transaction information on an aggregate basis with a single average execution price applied to each Client’s account. Client acknowledges that if Client requests such transaction information on a separate per-Client-account basis, GS Entity or one of its affiliates, as applicable, will use commercially reasonable efforts to provide such transaction information for illustrative purposes only, and such transaction information shall not affect the validity of any transactions under the Plan.
3.2	In the event of a stock split or reverse stock split, the quantity and price at which the Shares are to be transacted will be adjusted proportionately.

3.3	In the event of a reincorporation or other corporate reorganization resulting in the substitution of other securities for the Shares, then the new securities will automatically replace the shares originally specified in the Plan.

3.4	Client understands that GS Entity or Broker may be unable to effect sales under the Plan consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Shares to reach and sustain a limit order price, or other market factors in effect on the date of a sale.

3.5	Suspension: Transactions of Shares pursuant to the Plan shall be suspended where:

a.	Trading of the Shares on the principal exchange or market on which the Shares trade is suspended for any reason;

b.	GS Entity or one of its affiliates, in its sole discretion, determines that there is a legal, regulatory, or contractual reason why it cannot effect transactions of Shares pursuant to the Plan; or

c.	GS Entity or one of its affiliates is notified in writing by Client that a transaction of Shares should not be effected due to legal, regulatory, or contractual restrictions applicable to Issuer or to Client (including, without limitation, Regulation M or a modification to a sales plan with another broker-dealer or agent that was permitted pursuant to Rule 10b5-1(c)(1)(ii)(D)(1)).

In the case of the occurrence of an event described in 3.5a. or 3.5b. above, GS Entity will resume transactions in accordance with the Plan when, in its sole discretion, GS Entity determines that transactions may resume.

In the case of the occurrence of an event described in 3.5c. above, GS Entity will resume transactions in accordance with the Plan as promptly as practicable after GS Entity receives notice in writing by Client that transactions may resume.

Shares allocated under the Plan during a period that has elapsed due to a suspension arising from an event described in 3.5a., 3.5b.:

☑	will carry forward as follows, in accordance with instructions described in, and assuming that orders related to such Shares did not expire pursuant to, SECTION III
☐	will carry forward to the first trading day following such suspension
☐	will be grouped with the following amount of shares in the next Trade Date
☐	will not carry forward and shall be cancelled
☐	other:

For the avoidance of doubt, all orders related to sales scheduled to be effected during a suspension arising from an event described in 3.5c. shall be deemed to be cancelled and shall not be effected pursuant to this Plan.

3.6	Termination: The Plan shall terminate on the earliest to occur of the following:

a.	The termination date specified in SECTION III;

b.	The completion of all transactions in SECTION III;

c.	GS Entity’s reasonable determination that: (i) the Plan does not comply with Rule 10b5-1(c) or other applicable laws, (ii) Client has not complied with the Plan, or (iii) Client’s representations or warranties are not true and correct, or Client can no longer make such representations and warranties;

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10b5-1 Plan

d.	GS Entity receives notice of the death, dissolution, liquidation, bankruptcy, or insolvency of any Client or the Issuer, as applicable;

e.	GS Entity receives notice of the closing of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of Shares of Issuer into shares of another company;

f.	The stock of Issuer is no longer listed on a national securities exchange; or

g.	GS Entity receives notice in writing of termination of the Plan from Client substantially in the form of ANNEX A.

Client acknowledges that the termination of the Plan before completion or expiration without execution of all transactions in SECTION III may affect the eligibility of Client’s later-commencing stock trading plan for the affirmative defense under Rule 10b5-1(c)(1).

3.7	Amendment: The Plan may be amended only in writing entered into by Client and GS Entity.

a.	at a time when Client does not possess material non-public information about Issuer or its securities, and

b.	[reserved]

c.	there are no legal, regulatory, contractual, or other restrictions applicable to Client or Client’s affiliates that would prohibit or limit Client from either entering into the amendment or any transaction pursuant to the amendment; and

d.	Client has not entered into any other plan for trading with respect to Securities other than the amendment.

Client understands Plan amendments may bring into question the “good faith” aspect of Rule 10b5-1(c) and such instructions to amend a previously adopted trading plan could potentially jeopardize the affirmative defense described thereunder. Client further understands that any modification or change to the amount, price, or timing of the transactions under the Plan is a termination of the Plan and the adoption of a new contract, instruction, or written stock trading plan subject to a new cooling off period applicable to Client pursuant to Rule 10b5-1(c)(1)(ii)(B).

3.8	This Plan modifies and supplements any client agreement with the GS Entity (“Client Agreement”), solely for the purpose of effecting this Plan in accordance with the terms herein. In all other respects, the terms and conditions of such Client Agreement shall continue to govern the relationship with the GS Entity. Capitalized terms used in this Plan and not otherwise defined herein shall have the meanings specified in the Client Agreement. In the event of any inconsistency between the provisions of this Plan and the Client Agreement, this Plan shall prevail to the extent of such inconsistency.

3.9	Indemnification

Client agrees that GS Entity and its affiliates and their respective directors, officers, employees, and agents (collectively, “GS Persons”) shall not have any liability whatsoever to Client for any action taken or omitted to be taken in connection with the Plan, any transaction under the Plan, or any amendment, modification, or termination of the Plan, unless such liability is determined in a non-appealable order of a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct, or bad faith of the GS Person. Client further agrees to hold each GS Person free and harmless from any and all losses, damages, liabilities, or expenses (including reasonable attorneys’ fees and costs) incurred or sustained by such GS Person in connection with or arising out of any suit, action, or proceeding relating to the Plan, any transaction under the Plan, or any amendment, modification, or termination of the Plan (each an “Action”) and to reimburse each GS Person for its expenses, as they are incurred, in connection with any Action, unless such loss, damage, liability, or expense is determined in a non-appealable order of a court of competent jurisdiction to be solely the result of such GS Person’s gross negligence, willful misconduct, or bad faith. This 3.9 shall survive termination of the Plan.

3.10	Where GSBZ is checked as the GS Entity on page 1, for the purpose of this Plan and any Transaction entered into hereunder, Client hereby explicitly authorizes GSBZ to communicate, forward any information and materials obtained from Client, or related to Client, including certain personal data relating to Client, beneficial owners, authorized signatories and other authorized persons on the account, to GSI, GSBE, Broker or their respective affiliates as is suitable. Client hereby releases GSBZ from all statutory or contractual secrecy obligations (including Swiss banking secrecy, securities dealers’ secrecy, financial privacy and/or data protection) with respect to the matters set forth above. Client agrees to the processing, storage and/or transfer of such data and understands and acknowledges that the affiliates of GSBZ are established in jurisdictions outside Switzerland that may not have data protection laws that afford an equivalent protection.

Where GSBE is checked as the GS Entity on page 1, for the purpose of this Plan and any Transaction entered into hereunder, Client hereby explicitly authorizes GSBE to communicate, forward any information and materials obtained from Client, or related to Client, including certain personal data relating to Client, beneficial owners, authorized signatories and other authorized persons on the account, to GSI, Broker or their respective affiliates as is suitable. Client hereby releases GSBE from all statutory or contractual secrecy obligations (including applicable banking secrecy, securities dealers’ secrecy, financial privacy and/or data protection) with respect to the matters set forth above. Client agrees to the processing, storage and/or transfer of such data and understands and acknowledges that the affiliates of GSBE are established in jurisdictions that may not have data protection laws that afford an equivalent protection.

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10b5-1 Plan

3.11	Governing Law

a.	Subject to sub-paragraph (b) below, this Plan and each transaction entered into hereunder will be governed by, and construed and enforced in accordance with, the law of the State of New York without reference to its choice of law doctrine.

b.	Notwithstanding the foregoing where this Plan is entered into between Client and:

(i)	GSI, GSALLC or GSSP as GS Entity, this Plan and all non-contractual obligations arising out of or in relation to this Plan shall be governed by, and construed and enforced in accordance with, English law;

(ii)	GSBE as GS Entity, this Plan and all non-contractual obligations arising out of or in relation to this Plan shall be governed by and construed in accordance with the governing law of the Client Agreement; or

(iii)	GSBZ as GS Entity, this Plan is subject to Swiss law and in particular to Swiss mandate law according to art. 394 ss. of the Swiss Code of Obligations. For the avoidance of doubt the choice of Swiss law extends to the issues covered by the Hague Convention on the Law applicable to certain Rights in respect of Securities held with an Intermediary of 5 July 2006 (Hague Securities Convention). Place of performance, place for debt enforcement and collection proceedings for Client and venue for all proceedings is Zurich, Switzerland. GSBZ is, however, entitled to take legal action against the Client before any competent court or administrative authority in Switzerland or abroad. Swiss law shall also be applicable in such cases, provided that, all terms and phrases which are used in this Plan and which expressly refer to statutory provisions of the United States of America or any state thereof shall be governed by and construed in accordance with the federal laws of the United States of America and the law of the State of New York without regard to the choice of law provisions thereof.

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10b5-1 Plan

ANNEXES

ANNEX A: TERMINATION NOTICE

To:          [GS ENTITY],

This notice hereby serves as a termination notice of the Plan, adopted on [PLAN ADOPTION DATE], to [BUY or SELL] shares of [ISSUER] ([TICKER]). Each of the undersigned Client(s) confirms that Client(s) is/are terminating the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

Regards,

CLIENT

Signed: X	Print Name:
Title:	Date:

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10b5-1 Plan

ANNEX B: CONVERSION PACKET

ELECTION OF EXCHANGE

Finance of America Companies Inc.

5830 Granite Parkway, Suite 400

Plano, Texas 75024

Finance of America Equity Capital LLC

5830 Granite Parkway, Suite 400

Plano, Texas 75024

Return to: [REDACTED], Attention: Lauren Richmond, General Counsel, and Tracy Lowe.

Reference is hereby made to the Exchange Agreement, dated as of April 1, 2021, as may be amended from time to time (the “Exchange Agreement”), among Finance of America Companies Inc., a Delaware corporation (the “Corporation”), Finance of America Equity Capital LLC, a Delaware limited liability company, and the holders (other than the Corporation and/or its wholly owned subsidiaries) of LLC Units from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned LLC Unitholder hereby transfers to Finance of America Equity Capital LLC, for the account of either the Corporation or Finance of America Equity Capital LLC, the number of LLC Units set forth below in exchange for shares of Class A Common Stock to be issued in its name as set forth below, as set forth in the Exchange Agreement.

Legal Name of LLC Unitholder: _____________________________________________________________

Address:______________________________________________________________________________

Number of LLC Units to be exchanged: _____________________________

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Election of Exchange and to perform the undersigned’s obligations hereunder; (ii) this Election of Exchange has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the LLC Units subject to this Election of Exchange are being transferred to the Corporation free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the LLC Units subject to this Election of Exchange is required to be obtained by the undersigned for the transfer of such LLC Units to the Corporation.

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10b5-1 Plan

The undersigned hereby irrevocably constitutes and appoints any officer of the Corporation or of Finance of America Equity Capital LLC as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to Finance of America Equity Capital LLC, for the account of either the Corporation or Finance of America Equity Capital LLC, the LLC Units subject to this Election of Exchange and to deliver to the undersigned the shares of Class A Common Stock to be delivered in exchange therefor.

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10b5-1 Plan

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Election of Exchange to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:

Dated:

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